Exhibit 4.49

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter referred to as “this Agreement”) is hereby made and concluded by and between the following Parties in Beijing, People’s Republic of China (hereinafter referred to as “China”) on December 10, 2013.

Party A: Beijing Perfect World Game Software Co., Ltd.

Address: Room 5465, Building 3, No. 3 Xijing Road, Badachu Hi-tech Park, Shijingshan District, Beijing

Party B: Beijing Perfect World Digital Technology Co., Ltd.

Address: A801, Floor 8, Building 1, Yard No. 1 Shangdi East Road, Haidian District, Beijing

Party C: Yufeng Chi

ID No.: ***

Party D: Xiaoxi Yang

ID No.: ***

Whereas:

(1)         Party C and Party D are stockholders of Party B, holding 90% and 10% of Party B’s equity respectively;

(2)         Party A is an existing wholly foreign-owned enterprise legally established in China which provides Party B with related services such as technology support and consultation, for now acting as an important cooperative partner of Party B;

(3)         Party A and Party B have entered into the Development Cooperation Agreement, Exclusive Technology Support and Service Agreement, Business Operation Agreement and Call Option Agreement concerning the technology development, exclusive technology support and service, business operations and the purchase of equity on December 10, 2013 (hereinafter referred to as “Four Agreements”). To ensure that Party B will perform the obligations prescribed in the Five Agreements, Party C and Party D agree to pledge all their respective hold of Party B’s equity. Party A agrees to accept the equity pledge from Party C and Party D.

Pursuant to the relevant laws and regulations of China, the Parties, on account of the principle of sincere cooperation, equality, mutual benefit and common development and through amicable negotiation, hereby agree as follows:

Article 1 To ensure that Party B will perform the obligations prescribed in the Four Agreements, Party C and Party D hereby pledge all their respective hold of Party B’s equity (hereinafter referred to as “Pledged Equity”) to Party A, while Party A agrees to accept the equity pledge provided by Party C and Party D. The right of pledge refers to Party A’s priority to be compensated by the money from conversion, auction or sale of the Pledged Equity in line with the provisions of this Agreement.

Article 2 The equity pledge includes: the monetary payment obligations, interests, liquidated damages, indemnities and expenses in connection with the creditor’s rights payable by Party B to Party A occurring in the process of business operations prescribed in the FourAgreements, the losses to Party A caused by Party B’s default and all other expenses payable by Party B, as well as the responsibilities undertaken by Party B and/or Party C and/or Party D (as the case may be) towards Party A in case that part of or all the Four Agreements are rendered invalid by reason of Party B and/or Party C and/or Party D.

Article 3 Unless otherwise with Party A’s written consent upon the conclusion of this Agreement, the pledge hereunder may be discharged only when Party B, Party C and Party D have duly performed all their respective obligations and responsibilities under the Four Agreements and subject to Party A’s written approval. In case Party B, Party C and Party D fail to fully perform part of or all their respective obligations and responsibilities till the expiry date of the Four Agreements, Party A shall be entitled to enjoy the right of pledge hereunder prior to the complete performance of the above-mentioned obligations and responsibilities.

Article 4 Pledge Registration

1.              Party C and Party D shall be obliged to record the Pledged Equity hereunder in Party B’s register of stockholders, go through the relevant registration and filing procedures in accordance with law within seven (7) days since the conclusion of this Agreement.

2.              In case that any change occurs to the recorded matters concerning the Pledged Equity and such change shall be recorded according to law, Party C and Party D shall make the corresponding record about the change within fifteen (15) days since the day when such change occurs.

Article 5 During the period of the equity pledge, Party C and Party D shall instruct

Party B not to distribute any dividend or bonus, or implement any profit distribution scheme. In the event that Party C and Party D are entitled to any monetary benefits of any kind other than dividends, bonuses or other profit distributions arising from the Pledged Equity, Party C and Party D shall, upon the request of Party A, instruct Party B to directly remit the relevant payments to the bank account designated by Party A so as to ensure the performance of the Four Agreements, and shall not use them without Party A’s prior written consent.

Article 6 During the period of the equity pledge, if Party C and/or Party D transfer(s) the part of or all the Pledged Equity with Party A’s prior written consent, Party C and/or Party D shall, upon the request of Party A, directly remit all the proceeds obtained from such equity transfer to the bank account designated by Party A and shall not use them without Party A’s prior written consent.

Article 7 During the period of the equity pledge, in case that Party C and Party D acquire additional equity from the stock placement scheme implemented by Party B among its stockholders, such additional equity shall automatically become a portion of the Pledged Equity hereunder. Party C and Party D shall, within ten (10) working days since the acquisition, fulfill the pledging procedures of such additional equity. If Party C and/or Party D fail(s) to fulfill the above-mentioned procedures, Party A shall be entitled to realize the right of pledge according to Article 10 hereunder.

Article 8 Warranties and Promises

Party C and Party D warrant and promise to Party A that:

1.                  Both Party C and Party D have complete legal capacities and disposing capacities, and have the complete qualifications and rights to sign this Agreement as well as the obligations to perform the provisions hereunder.

2.                  The performance by Party C and Party D hereof will violate neither any law, regulation or other normative documents applicable to Party C and Party D or the Pledged Equity nor the relevant stipulation of any legal instrument binding upon Party C and Party D.

3.                  Party C and Party D are all the lawful owners of the Pledged Equity hereunder, and, apart from the pledge security as set forth under this Agreement, the Pledged Equity is free from any other security of whatsoever form or nature.

4.                  For now, there are no lawsuits, arbitrations or other proceedings that are occurring, will occur, have occurred or are likely to occur and will have as adverse impact on the financial situation or contractual capacity of Party C and/or Party D, the value of the Pledged Equity or the realization thereof.

5.                  Party C and Party D will abide by the relevant stipulations of Chinese laws, regulations and other normative documents and perform the obligations prescribed in the legal instruments binding upon them so as to ensure the legal force of this Agreement.

6.                  All documents, materials, statements and vouchers provided by Party C and Party D to Party A are accurate, authentic, complete and valid.

7.                  During the period of the equity pledge, Party C and/or Party D shall immediately inform Party A of any received notice or any event that is known or should be known to them and has influenced or is likely to influence their contractual capacity or the Pledged Equity or that may influence any of their warranties or obligations hereunder, and provide relevant documents and materials.

8.                  At any time, Party A’s exercise of its rights pursuant to this Agreement shall be free from any intervention from the other Parties hereto. The exercise of Party A’s rights by Party A or its successor or transferee pursuant to this Agreement shall not be interrupted or hindered by any successor or transferee of Party C and/or Party D.

9.                  Party C and Party D will abide by all applicable laws and regulations, present the notices, orders or advice issued or formulated by relevant competent authorities with respect to the right of pledge within five (5) working days since the receipt of such notices, orders or advice to Party A and act according to Party A’s reasonable instructions.

10.           Party C and Party D will timely inform Party A of any received notice or any event that may influence the equity of Party C and/or Party D or any right thereof, or that may change any obligation of Party C and/or Party D hereunder, or that may influence the performance of any obligation of

Party C and/or Party D hereunder, and act according to Party A’s instructions.

11.           If Party B intends to engage in any business cooperation with any other enterprises, it shall obtain the prior consent of Party A. Under the same conditions, Party A or its affiliated companies shall have priority rights in such business cooperation.

12.           Without the prior written consent of Party A or the Party (Parties) designated by Party A, Party B will not be engaged in any transaction that may substantially influence Party B’s assets, business, personnel, obligations, rights or operations as confirmed by Party A, including but not limited to:

(1)              engage in any activity that is beyond Party B’s normal business scope;

(2)              borrow a single amount of over RMB 400,000 from any third party or assume any debt of over RMB 400,000;

(3)              change or dismiss Party B’s directors, or replace any senior managers thereof;

(4)              sell or acquire assets or rights to or from any third party, including but not limited to any intellectual property rights;

(5)              provide a security for any third party by means of Party B’s assets, intellectual property rights or any other form of security, or set any encumbrance on its assets;

(6)              amend Party B’s articles of association or change its business scope;

(7)              change Party B’s normal operation procedures or amend any of its significant internal rules and regulations;

(8)              transfer to any third party the rights and obligations of Party A and Party B prescribed in the Business Operation Agreement signed on December 10, 2013;

13. Party C and Party D will accept and execute in an earnest manner the advice raised by Party A from time to time concerning the recruitment and dismissal, daily operation and management as well as the financial management system of Party B.

14. Party C and Party D will elect the candidates designated by Party A as Party B’s directors in accordance with the procedures specified in the laws, regulations and Party B’s articles of association, and ensure that the elected directors will elect the chairman of board of directors among the candidates recommended by Party A and appoint the personnel designated by Party A as Party B’s general manager, chief financial officer and other senior managers.

15. In the event that any of the above-mentioned director or senior manager designated by Party A no longer serves Party A, whether he/she resigns or is dismissed by Party A, he/she will lose the qualification of holding any post at Party B at the same time. In this case, Party C and Party D will elect another candidate designated by Party A to fill the vacancy. For this purpose, Party C and Party D will take any and all internal and external procedures necessary to fulfill the foregoing dismissal and recruitment in line with the laws, Party B’s articles of association and the provisions prescribed in the Business Operation Agreement signed on December 10, 2013.

16. To the extent permitted by Chinese policies, relevant laws and regulations, all dividends, bonuses or any other proceeds or benefits (in whatsoever form) obtained by Party C and Party D from Party B shall be forthwith paid or transferred to Party A without any additional conditions.

17. Party A has the exclusive option to purchase part of or all Party B’s equity held by Party C and/or Party D at any time according to the provisions prescribed in the Call Option Agreement signed on December 10, 2013. This option may be exercised by Party A or the qualified entity designated by Party A and shall be granted to Party A upon the signing of the Call Option Agreement by the Parties involved and such grant of option shall not be revoked within the valid period hereof.

18. Upon the effectiveness of the Call Option Agreement, Party C and Party D forthwith lawfully own the equity of Party B and have the full and valid right to dispose such equity (except the limitations under Chinese laws and regulations). Apart from the pledge arrangement prescribed herein, Party B’s equity held by Party C and Party D is free from any other pledge, third-party equity or third-party recourse.

19. Within the valid period of the Call Option Agreement, Party C and Party D shall not transfer their respective hold of Party B’s equity to any third party without Party A’s written consent.

20. Within the valid period of the Call Option Agreement, Party B’s business operations will comply with the laws, regulations, decrees as well as the administrative rules and guidelines promulgated by other relevant administrative authorities of China, and will bear no existence of such situations as violating the above-mentioned stipulations which give rise to adverse impact on Party B’s business operations or assets.

21. Before Party A (or the qualified entity designated by Party A) exercises the call option and obtains all of Party B’s equity, Party B shall not:

(1)              make any supplements, modifications or amendments to Party B’s articles of association in any way or manner which will substantially influence Party B’s assets, responsibilities, operations, equity and other legitimate rights (except the capital increase proportionally required by law );

(2)              engage in any transaction that will substantially influence Party B’s  assets, responsibilities, operations, equity and other legitimate rights (except those occurring in the process of its normal or daily business operations or those exposed to Party A and executed with Party A’s written consent);

(3)              urge the general meeting of Party B’s stockholders to pass the resolution on dividend and bonus distribution;

(4)              sell, transfer, mortgage or otherwise dispose any assets and legal or beneficial interests from business operations or proceeds in any way or manner, or permit any other security interest to be set on them (except those occurring in the process of its normal or daily business operations or those exposed to Party A and executed with Party A’s written consent);

(5)              without Party A’s prior written consent, inherit, guarantee or allow the existence of any debt, except: (i) those occurring in the process of normal or daily business operations rather than through borrowing;  and (ii) those exposed to Party A and occurred with Party A’s written consent;

(6)              without Party A’s prior written consent, sign any significant contract, except the contracts signed in the process of normal business operations (in this paragraph, a contract with a value exceeding RMB 100,000 shall be regarded as a significant one);

(7)              without Party A’s prior written consent, merge or unite any person, or acquire or invest in any person.

22. Before Party A (or the qualified entity designated by Party A) exercises the call option and obtains all of Party B’s equity, Party C and Party D shall jointly or respectively:

(1)             immediately inform Party A of the lawsuits, arbitrations or proceedings that have occurred or are likely to occur concerning the equity held;

(2)             urge the general meeting of Party B’s stockholders to vote for approval of the transfer of the equity to be purchased prescribed in the Call Option Agreement; urge Party B to amend its articles of association so as to reflect the transfer of shares or equity from Party C and/or Party D to Party A or Party A’s designee as well as other changes described herein, and go through the registration formalities for such changes in China’s organs of power; urge Party B to appoint Party A or the person designated by Party A’s designee as the new director and/or the new legal representative by means of the resolution approved by the general meeting of Party B’s stockholders;

(3)             enter into the documents, take the actions and raise the indictments that are all necessary or appropriate, and defend against any claim in a necessary and appropriate manner so as to maintain the ownership of the equity;

(4)             to the extent permitted by relevant laws and regulations, transfer their respective equity to Party A or Party A’s designated representative promptly and unconditionally upon the request by Party A from time to time, and waive their preemptive right obtained from the equity transfer prescribed in the Call Option Agreement to another existing stockholder;

(5)             strictly abide by this Agreement and the provisions of other agreements concluded by Party B and/or Party A jointly or respectively, perform in an earnest manner the obligations under these agreements and be free from any action or inaction that will affect the validity and enforceability of these agreements.

23. During the valid period of the Call Option Agreement, unless otherwise prescribed thereunder or with Party A’s written consent, Party C and Party D will jointly and respectively urge Party B:

(1)              to maintain is existence according to sound financial and commercial standards and practices, deal with business operations and affairs prudently and effectively, do its utmost to ensure that it continuously holds the permits, licenses and approvals necessary for normal operations and that these permits, licenses and approvals will not be cancelled;

(2)              not to make a reconciliation by itself or waive and/or change its right to request or other rights in any lawsuit without Party A’s prior written consent;

(3)              not to provide any loan or credit to any person without Party A’s prior written consent;

(4)              not to merge or unite with any third party , acquire the assets or businesses of any third party, invest in any third party or transfer its assets or other rights to any third party without Party A’s prior written consent;

(5)              to do its utmost to obtain all the government approvals and other consents (if necessary) required by the equity transfer in case Party A exercises the call option in line with the provisions prescribed in the Call Option Agreement.

24. Within the valid period of this Agreement, Party A serves as the exclusive provider of the technology support and service prescribed in the Exclusive Technology Support and Service Agreement for Party B. Without Party A’s written consent, Party B shall not solicit any third party to provide for it the technology support and service identical or similar to those provided by Party A under the Exclusive Technology Support and Service Agreement;

25. All rights, ownership, equities and intellectual property rights (including but not limited to the copyright, patent right, know-how, business secret, etc.) arising from the performance of the Exclusive Technology Support and Service Agreement, whether the development of the foregoing is carried out by Party A independently or on basis of Party A’s intellectual property rights by Party B or on basis of Party B’s intellectual property rights by Party A, shall belong solely and exclusively to Party A. Party B will not claim any ownership, intellectual property right or any other right or equity against Party A. In case the development is carried out by Party A on basis of Party B’s intellectual property rights, Party B shall ensure that its intellectual property rights are free from any defect. Otherwise, the losses, if any, caused to Party A shall be borne by Party B, and Party C and Party D shall assume the joint and several responsibilities.

26. Party A will summarize the service fee on a quarterly basis and inform Party B pursuant to the Exclusive Technology Support and Service Agreement. Within ten (10) working days upon the receipt of such notice, Party B shall pay the service fee to the bank account designated by Party A. In case Party B fails to pay the service fee and other expenses in accordance with the provisions hereunder, Party B shall pay to Party A the default interest on the overdue amount at an annual interest rate of 10%, and Party C and Party D shall assume the joint and several responsibilities.

27. In case Party B violates Article 5 of the Exclusive Technology Support and Service Agreement, Party B shall compensate for the losses thus occurred to Party A and Party

C and Party D shall assume the joint and several responsibilities.

28. Party B shall be fully responsible for any claim made by any person due to Party B’s failure to abide by Party A’s instructions or Party B’s improper use of Party A’s intellectual property rights or inappropriate technical operations and Party C and Party D shall assume the joint and several responsibilities.

29. In the event that Party B violates the provisions of the Exclusive Technology Support and Service Agreement, Party B shall compensate for Party A’s losses in accordance with Articles 2.2 and 7.2 hereunder and Party C and Party D shall assume the joint and several responsibilities.

30. Prohibitions:

1)             During the period of the equity pledge, Party C and/or Party D shall not agree to make or propose any amendment or supplement to Party B’s articles of association, and Party C and/or Party D shall not waive the equity of any kind concerning the Pledged Equity;

2)             During the period of the equity pledge, Party C and/or Party D shall not take any action detrimental to Party A’s equity without Party A’s consent.

Article 9 Unless otherwise prescribed hereunder, Party A shall have the right to forthwith realize the right of pledge in case:

1.              Party B or its successor or transferee fails to pay any service fee payable under the Exclusive Technology Support and Service Agreement on time and in full, and such failure remains unremedied by Party B fourteen (14) working days after the service of a written notice by Party A;

2.              Any warranty or promise made by Party C and/or Party D in Article 8 hereunder is substantially misleading or erroneous, or Party C and/or Party D violates any warranty or promise in Article 8 hereunder;

3.              Party C and/or Party D materially breach(es) any provision of this Agreement;

4.              Party C and/or Party D becomes the subject of trusteeship, receivership, liquidation or other similar proceedings;

5.              Party C and/or Party D waive(s) the Pledged Equity or any portion thereof or transfer(s) the Pledged Equity or any portion thereof without Party A’s written consent (except the transfer permitted hereunder);

6.              Any borrowing, guarantee, compensation, commitment or other debt repayment of Party C and/or Party D has to be paid or performed in advance due to their default, or the foregoing has been due and cannot be paid or performed on time, thus causing Party A to consider that the contractual capacity of Party C and/or Party D hereunder has been affected and it will further affect Party A’s benefits;

7.              Party C and/or Party D cannot repay general debts or other outstanding accounts, thus affecting Party A’s benefits;

8.              Due to the promulgation of relevant laws, this Agreement is rendered to be illegal or Party C and/or Party D become(s) unable to continue performing the obligations hereunder;

9.              Any consent, permit, approval or authorization of government departments necessary to make this Agreement enforceable, legal or valid is withdrawn, interrupted, invalid or substantially modified, thus affecting Party A’s benefits;

10.       Any adverse change occurs to the assets of Party C and/or Party D, causing Party A considers that the contractual capacity of the pledgor hereunder has been affected.

Article 10 In case Party C and/or Party D have (has) known or found that any event prescribed in Article 9 or any event that may lead to the event thereof has occurred, Party C and/or Party D shall immediately inform Party A in a written manner.

Unless the events of default prescribed in Article 9 have been settled, Party A shall be entitled to give a written notice about such default to Party C and/or Party D upon its occurrence or at any time after its occurrence, requiring Party C and/or Party D to forthwith pay the arrears and other amount payable under all the service agreements. Party A shall also have the right to exercise its rights prescribed in the equity disposal agreement, business operation agreement and asset transfer agreement, or exercise the right of pledge in accordance with this Agreement.

Article 11 In case any event of default specified in Article 9 occurs, the right of pledge of Party A exercised pursuant to laws refers to Party A’s priority to be compensated by the money from conversion, auction or sale of the Pledged Equity.

Article 12 In case any change occurs to the Four Agreements and this Agreement needs to be changed accordingly, Party B, Party C and Party D guarantee to make the change as requested by Party A and go through the related procedures.

Article 13 Party C and/or Party D shall not gift or transfer their respective rights or obligations prescribed in this Agreement without Party A’s written consent. If the identity of the pledgee changes due to such transfer, the new parties to the pledge shall sign a new pledge agreement, which shall bind on Party C and/or Party D or their respective successor and be valid for Party A and its successor or transferee.

Article 14 The rights and powers of Party A hereunder are cumulative, which shall not affect or preclude any right or power enjoyed by Party A towards Party C and Party D in accordance with laws, regulations and other legal instruments. Unless Party A makes an express statement, failure, partially or delay on the part of Party A to exercise any right or power shall not operate as a waiver thereof, nor shall it affect or hinder Party A’s further exercise thereof or Party A’s exercise of any other rights or powers.

Article 15 The provisions of this Agreement shall be the expression of the authentic intentions of the Parties involved and legally binding upon the Parties hereto.

Article 16 This Agreement shall come into force upon the signing and seals of the Parties hereto. Any amendment, supplement or change to this Agreement shall be in the written form and be effective upon the signing and seals of the Parties involved.

Article 17 If any provisions of this Agreement or part of one provision hereof is currently or hereafter determined to be invalid or unenforceable in any respect, the validity and enforceability of this Agreement, the remaining provisions hereof and the remaining part of the invalid or unenforceable provision shall not in any way be affected.

Article 18 The conclusion, effectiveness, performance and interpretation of this Agreement shall be governed by the laws of the People’s Republic of China. During the performance period hereof, any dispute or issue arising from the performance of this Agreement or in connection herewith may be settled by the Parties through negotiation. In case no settlement can be reached, such dispute or issue may be submitted to Beijing Arbitration Commission (hereinafter referred to as “Commission”) for arbitration, which shall be in line with the then effective arbitral proceedings. The award of the Commission shall be final and binding upon the Parties involved. The arbitration costs shall be borne by the losing party, unless otherwise prescribed in the award.

Article 19 This Agreement is executed in six (6) originals. Each Party shall hold one original and the remaining ones are prepared for registration or filing procedures.

(Signature page with no text)

Party A:	/s/ Beijing Perfect World Game Software Co., Ltd.

Party B:	/s/ Beijing Perfect World Digital Technology Co., Ltd.

Party C:	/s/ Yufeng Chi

Party D:	/s/ Xiaoxi Yang